September 2, 2008

Mr. Mack I. Whittle, Jr.

[Address omitted]

Dear Mack:

This letter confirms the understanding between you and The South Financial Group, Inc. (the “Company”) with respect to the terms and conditions of your retirement from employment with the Company.

1. Retirement. You will retire from employment with the Company and resign your positions as President and Chief Executive Officer of the Company as of the earlier of (a) December 30, 2008 and (b) any date prior to December 30, 2008 specified by the Board of Directors of the Company (the “Retirement Date”). As of your Retirement Date, you will also resign from (i) all positions you hold at the Company’s subsidiaries and (ii) your position as Chairman of the Board of Directors of the Company, although you will continue to serve as a director (but not as Chairman) for the remainder of your elected term.

2. Transition. You and the Company understand and agree that the Company has or will commence an executive search for a successor Chief Executive Officer (the “Successor CEO”), and you agree to cooperate with the Company in connection with its search. You will continue to serve as Chairman, President and Chief Executive Officer in a full-time capacity until your Retirement Date, with such duties as the Board of Directors of the Company may reasonably assign to you.

3. Payments and Benefits Upon Retirement. As of your Retirement Date, you will be entitled to the payments and benefits set forth in this Section 3 and the attached Settlement Sheet in full satisfaction of all of the Company’s obligations to you on account of your retirement, including but not limited to obligations under the amended and restated employment agreement between you and the Company dated September 3, 2006 (the “Employment Agreement”), as follows:

(a) The Company will pay to you the Accrued Obligations, the Pro Rata Bonus, and cash severance payment described in Sections 5(a)(i) and 5(a)(ii) of the Employment Agreement in a lump sum cash payment within 30 days after your Retirement Date, in each case in the amount specified in Item (a) of the Settlement Sheet.

(b) The Company will cause the unvested Initial RSUs (the “Unvested Initial RSUs”), stock options, and other equity incentives (all identified in Items (b)(i)-(b)(vi) of the Settlement Sheet), and any dividend equivalent units to be issued pursuant to the terms of the Initial RSUs between the date hereof and your Retirement Date (the “Future Initial RSU Dividend Equivalents”), to vest and remain exercisable (in the case of stock options) in accordance with Section 5(a)(iii) of the Employment Agreement. The Board will also cause you to vest in the cash dividends payable to you under the terms of the restricted stock units subject to “Performance Goals” (within the meaning of the applicable award agreements) upon the vesting of such performance-based restricted stock units (the “Performance-Based Dividends”). Vested Initial RSUs (and associated dividend equivalent units) will be paid in stock in accordance with the terms of the Initial RSUs on January 31, 2009. The Performance-Based Dividends will be paid promptly after January 1, 2009, but in no event later than March 15, 2009.

(c) For purposes of the Company’s Supplemental Executive Benefit Plan (the “SERP”), you will be credited with service with the Company through the date of your 65th birthday. Your total benefit under the SERP will be the amount specified in Item (c) of the Settlement Sheet and will be paid in the form specified in such Item (c).

(d) Your vested benefit under each of the Company’s 2005 Executive and Director Deferred Compensation Plan (the “2005 Plan”) and the Company’s Executive and Director Deferred Compensation Plan (the “2000 Plan”) will be paid to you as a “Retirement Benefit” (within the meaning of Article 7 of each such plan) in accordance with the terms of the applicable plan and your elections in force thereunder. The amount of your vested benefit (and the date as of which such amount is determined) in each of the 2005 Plan and the 2000 Plan is specified in Item (d) of the Settlement Sheet. From and after the date hereof, in no event will any additional deferrals or other contributions (matching or otherwise) be credited to you under the 2005 Plan or the 2000 Plan.

(e) The Company will provide you with the Welfare and Fringe Benefits described in Section 5(a)(v) of the Employment Agreement to the extent specifically listed in Item (e) of the Settlement Sheet, provided that in lieu of providing such Welfare and Fringe Benefits (other than the Company’s matching gift program), the Company may, in its discretion, on or prior to December 30, 2008 and by written notice to you, instead pay to you the amount specified in Item (e) of the Settlement Sheet (the “Benefits Payment”) in cash. If the Company elects to pay to you the Benefits Payment, (i) the portion of the Benefits Payment that is attributable to benefits that would otherwise be provided to you during 2008 will be paid to you on your Retirement Date, (ii) the portion of the Benefits Payment that is attributable to benefits that would otherwise be provided to you after 2008 will be paid to you on January 2, 2009, and (iii) you will be eligible to elect continued group health plan coverage pursuant to COBRA. You agree that if the Company provides the Welfare and Fringe Benefits to you, the Company may, in its discretion provide continued health insurance coverage to you, in whole or in part, pursuant to the purchase of one or more individual health insurance policies which provide coverage substantially comparable to that provided by the Company’s health plans, and you agree to cooperate with the Company with respect to obtaining any such individual policies. At the time of issue, the insurer issuing the individual policies must be rated by a reputable national rating agency no lower than the rating assigned by such agency to the issuer (if any) of the Company’s group health insurance policy. With respect to the Company’s matching gift program, you will remain eligible to participate in that program in accordance with its terms to the extent provided in Item (e) of the Settlement Sheet.

(f) You will be eligible to receive your vested benefits under the Company’s employee benefit plans specified in Item (f) of the Settlement Sheet in accordance with the terms of such plans.

(g) With respect to the Carolina First Bank Split Dollar Agreement between you and Carolina First Bank dated June 19, 2001, you will retain your rights thereunder in accordance with its terms for three years following your Retirement Date. At the end of such three years, all of your interests and rights in respect of such agreement shall terminate. You will execute any documents as may be necessary or appropriate to effect such termination of your interests and rights.

(h) Your rights to payments under Section 7, Section 9(c) (including without limitation legal fees incurred in connection with this letter) and Section 10(b) under the Employment Agreement will continue in full force and effect.

You acknowledge and agree that this Section 3 and the Settlement Sheet set forth the Company’s sole obligations to you from and after your Retirement Date on account of your retirement and that neither you nor any other person are entitled to any other payment or benefit of any kind whatsoever from, or in respect of, the Company, any of its affiliates, or any of the Company’s, or any of its affiliates’, employee benefit or compensation plans, programs, policies or arrangements of any kind in connection with your employment with, and retirement from, the Company and its affiliates.

4. Employment Agreement. This letter constitutes a part of the Employment Agreement, which, except as modified by this letter, will continue in full force and effect. Without limiting the generality of the foregoing, Sections 4 (other than Section 4(c)(i)), 5, and 8 of the Employment Agreement (subject to Section 3 hereof and the other terms and conditions of this letter) remain in full force and effect, and if your employment with the Company is terminated prior to your Retirement Date due to death or Disability, by the Company for Cause, or by you for Good Reason (in each case as provided under Section 4 (other than Section 4(c)(i)) of the Employment Agreement), the provisions in Section 3 of this letter will not apply. Except as expressly provided in this letter and the Settlement Sheet (and notwithstanding anything to the contrary in the Employment Agreement or otherwise), effective on and after the date of this letter, you will no longer be eligible to receive any additional equity-based or other incentive awards under the Company’s 2004 Long-Term Incentive Plan or any other plan maintained by the Company. You agree that neither this Agreement, anything contemplated by it or relating to it, nor anything occurring prior to the date of this Agreement constitutes or will constitute grounds for your termination of employment for Good Reason under the Employment Agreement, and that, notwithstanding anything to the contrary herein, Section 4(c)(i) of your Employment Agreement no longer applies on and after the date hereof, subject to compliance with the requirements of Section 2 of this letter. For purposes of your Employment Agreement, as of your Retirement Date, (a) your Employment Period will end and (b) your Retirement Date will be your Date of Termination.

5. Miscellaneous. Capitalized terms not otherwise defined in this letter have the meanings assigned to such terms in the Employment Agreement. During the Employment

Period and at all times thereafter, you will refrain from any disparagement, direct or indirect, in whatever form, of the Company, its affiliates, and any of their present or former employees, agents, officers or directors, provided that this sentence does not apply to truthful testimony compelled by applicable law or legal process. The payments and benefits provided in this letter agreement and the Employment Agreement will be paid and provided only to the extent permitted under applicable law. This letter may be executed by the parties hereto in counterpart, each of which is deemed to be an original, but all such counterparts will together constitute one and the same instrument.

6. Section 409A. Notwithstanding anything to the contrary herein, to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), amounts or benefits that would otherwise be payable hereunder during the six-month period following your separation from service (within the meaning of Section 409A of the Code) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following your separation from service.

Please indicate your agreement with these terms by signing as indicated below and returning the original to me. I have enclosed a copy of this letter for your records.

Very truly yours,

THE SOUTH FINANCIAL GROUP, INC.

By: /s/ John C.B. Smith

John C.B. Smith

Lead Independent Director

Accepted and agreed as of the date first

written above:

/s/ Mack I. Whittle, Jr.

Mack I. Whittle, Jr.

Mack I. Whittle, Jr.

Settlement Sheet

Item	Benefit[1]	Value of Benefit
(a)	Accrued Obligations. (Section 5(a)(i)(A))	Accrued base salary: $ TBD[2] Accrued vacation pay: 67,308[3] Reimbursement of business expenses: TBD $ TBD
	Pro-Rata Bonus. (Section 5(a)(i)(B))	$ 506,779[4]
	Severance equal to 3x the sum of your annual base salary and Reference Bonus. (Section 5(a)(ii))	3x Annual Base Salary: $ 2,625,000 3x Reference Bonus: 1,524,500 $ 4,149,500
(b)

Accelerated vesting of the following:

(i) Unvested Initial RSUs:
(ii) Stock options:
(iii) Employment-Based RSUs:
April 21, 2006 grant
May 15, 2007 grant
(iv) January 31, 2005 restricted stock grant
(v) 2007 MPIP restricted stock grant
(vi) Performance-Based RSUs[5]:
April 21, 2006 grant
May 15, 2007 grant
(Section 5(a)(iii))

Number[6] Value[7] 311,970 $ 2,121,396 40,000 n/a8 5,556 37,781 12,000 81,600 2,508 17,054 14,925 101,490 36,000 244,800 33,334 226,671 456,293 $ 2,830,792

_________________________

1  Unless otherwise specified, "Section" references in this column refer to Sections of the Employment Agreement.

2  All "TBD" amounts herein will be determined as of the Retirement Date.

3  Determined as of August 31, 2008. Amount will be adjusted based on vacation usage and accrual (if any) between August 31, 2008 and the Retirement Date.

4  Assumes a Retirement Date of 12/30/2008. Actual amount would be less if Retirement Date were to occur earlier. Calculation based on a full-year bonus of $508,167 and is pro-rated using a fraction where the numerator is the number of days worked during 2008 (including the Retirement Date), and the denominator is 366 (leap year).

5  Value of any Performance-Based Dividends to be paid in connection with the vesting of Performance-Based RSUs TBD.

6  Determined as of August 31, 2008. Actual number of awards that will accelerate in vesting on the Retirement Date will be adjusted (a) downward to reflect any vesting of awards in the ordinary course (in accordance with the original terms thereof) and (b) in the case of Unvested Initial RSUs only, upward to reflect the grant of any dividend equivalent units between August 31, 2008 and the Retirement Date.

7  Determined based on a closing price of $6.80 of TSFG stock on Nasdaq on August 29, 2008. Actual value will be based on the price of TSFG stock on the Retirement Date.

8  Options are underwater (having an exercise price of $25.95). However, acceleration of vesting may have a value under a Black-Scholes analysis.

(c)

Total SERP benefit of $13,317,000 ($887,800 annual benefit x 15 years), to be paid in 180 equal monthly installments (i.e., over 15 years) commencing within 30 days of your Retirement Date (subject in all events to 6-month delay rule described in Section 6 of this letter). (Section 5(a)(iv))

Present value as of 12/30/2008: $ 9,148,700
(d)	Retirement Benefits under the 2005 Plan and the 2000 Plan as of August 25, 2008.[9] (Section 5(a)(iv))	2005 Plan: $ 226,959 2000 Plan: 78,135 $ 305,094
(e)	Continued Welfare and Fringe Benefits for 3 years after Retirement Date (or cash equivalent thereof). (Section 5(a)(v))

Auto Allowance:                                           $     133,920
     Life, Disability and Long-Term Care:                 401,703
     Financial Planning:                                                 75,000
     Executive Physical:                                                 18,852
     Health benefits at family rate:                               46,784
     Tax gross-up on taxable perquisites[10]
     (other than auto allowance):                               380,758                                                                                 $ 1,057,017

	Charitable match for 3 years after termination, not to exceed $15,000 per year. (Section 5(a)(v))	$ 45,000
(f )	Vested benefits under 401(k) Plan. (Section 5(a)(vi))	As determined under the terms of the plan.

_________________________

9  The actual amount of your Retirement Benefit will depend on the gains and losses applied to your account balances from and after August 25, 2008 based on the plans' terms regarding deemed investment of account balances.

10  For illustrative purposes, determined based on a 43.45% effective tax rate. The actual gross-up amount will be based on the highest marginal rates in effect for the year of payment. For the avoidance of doubt, the gross-up does not apply to the health benefits at family rate.